Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this Report. You should review the disclosure under the heading “Risk Factors” in this Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On July 31, 2023, Patricia Acquisition Corp., Acquisition Sub, and Serve Operating Co. (“Serve”) entered into a Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly owned subsidiary. As a result of the Merger, we acquired the business of Serve and will continue the existing business operations of Serve as a public reporting company under the name Serve Robotics Inc. On the Closing Date, Serve’s predecessor was renamed Serve Operating Co.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes and Serve is considered the acquirer for accounting purposes. As a result of the Merger and the change in our business and operations, a discussion of the past financial results of Patricia Acquisition Corp. is not pertinent, and under applicable accounting principles, the historical financial results of Serve, the accounting acquirer, prior to the Merger are considered our historical financial results.

Our discussion and analysis is organized as follows:

●	Executive Summary – Summary analysis of financial and other highlights to provide context for the discussion and analysis.

●	Results of Operations – An analysis of our financial results.

●	Liquidity, and Capital Resources – An analysis of changes in our balance sheets and cash flows and a discussion of our financial condition and potential sources of liquidity.

●	Critical Accounting Estimates – Accounting estimates that management believes are the most important to understanding the assumptions and judgments incorporated in our financial results and forecasts and involve a significant level of estimation uncertainty

Serve Robotics

Serve is shaping the future of sustainable, self-driving delivery. We design, develop, and operate zero-emissions robots that serve people in public spaces, starting with food delivery. Starting in 2017, our core technology was developed by our co-founders and a majority of our product and engineering team in San Francisco, California as a special project within Postmates, one of the pioneering food delivery startups in the United States. By the end of 2020, the team had developed a fleet of sidewalk robots that had successfully performed over 10,000 commercial deliveries for Postmates in California, augmenting Postmates’ fleet of human couriers. Postmates was acquired by Uber in 2020, and in February of 2021, Uber’s leadership team agreed to contribute the intellectual property developed by the team and assets relating to this project to Serve. In return for this contribution and an investment of cash into the Company, Uber acquired a minority equity interest in the business. By the end of the first quarter of 2021, the majority of the team that had worked on this project at Postmates joined Serve as full time employees.

Because we started this project within a food delivery company, our team comes with a depth of combined expertise in food delivery, automation, and robotics. Our expertise uniquely positions us to service the growing on-demand delivery market, including food delivery, where approximately half of all deliveries are less than 2.5 miles and well-suited to delivery by sidewalk robots. We provide a robotic delivery experience that delights customers, improves reliability for merchants, and reduces traffic congestion and eliminates vehicle emissions. At scale, our delivery robots can complete deliveries at lower cost than human couriers, making on-demand delivery more affordable and accessible in areas we operate.

Recent Developments

Merger Agreement

On July 31, 2023, Patricia Acquisition Corp., Acquisition Sub, and Serve entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Serve, with Serve continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Serve, a leading autonomous sidewalk delivery company based in Redwood City, California. See “Description of Business.” At the Effective Time, each of Serve’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.8035 of a share of our common stock (in the case of shares held by accredited investors), with the maximum number of shares of our common stock issuable to the former holders of Serve’s capital stock equal to 20,948,917 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 3,500,000 shares of our common stock owned by our stockholders prior to the Merger were forfeited and canceled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, (i) options to purchase 1,984,951 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger under the Serve Plan were assumed and converted into options to purchase 1,594,900 shares of our common stock, (ii) warrants to purchase 160,323 shares of Serve’s Series Seed preferred stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 128,819 shares of our common stock, and (iii) warrants to purchase 17,314 shares of Serve’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into warrants to purchase 13,911 shares of our common stock and (iv) SAFEs totaling $15,551,953 were converted into 4,372,613 shares of our common stock.

Private Placement Offering

Following the Effective Time of the Merger, we sold 3,720,339 shares of our common stock pursuant to a private placement offering at the Offering Price. The initial closing of the Offering occurred on July 31, 2023. We may hold one or more subsequent closings, to sell the remaining shares in the Offering. We may also sell up to an additional 2,500,000 shares of common stock at the Offering Price to cover over-subscriptions in the event the Offering is oversubscribed.

Each investor in any subsequent closing will be required to represent that, at the time of the applicable closing, it (i) has a substantive, pre-existing relationship with us, or has direct contact with us or the Placement Agents or other enumerated parties outside of the Offering and (ii) did not independently contact us as a result of general solicitation by means of this Report, any press release or any other public disclosure disclosing the material terms of the Offering.

Note Payable – Related Party

In June 2023, the Company issued a senior secured promissory note to its Chief Executive Officer for up to $500,000. Through June 30, 2023, the Company received $399,000 in proceeds. The note was to bear interest at 7.67% per annum and mature upon the Merger. The agreement contained a clause that the terms would be updated if subsequent notes were issued at a more favorable term. Accordingly, based on loans in July 2023 (See Note 11), notes were issued that contained a 16% exit fee. Accordingly, the terms of the note were deemed modified. Accordingly, the Company recognized an accrued exit fee of $63,840, which was included as a debt discount and will be amortized to interest expense over the life of the loan. As of June 30, 2023, note payable - related party, net of the debt discount of $63,840, was $335,160. Subsequent to June 30, 2023 an additional $50,000 was advanced under the note.

Secured Subordinated Promissory Notes

On July 6, 2023, Serve issued Secured Subordinated Promissory Notes (the “Promissory Notes”) to accredited investors in an aggregate principal loan amount of $750,000. Pursuant to the Promissory Notes, the loans accrued interest on the unpaid principal amount at a rate of 18.00% per annum, computed as simple interest. Each holder of the Promissory Notes was entitled to an exit fee equal to 16% of the stated principal amount of such holder’s Promissory Note, less the total amount of interest that accrued on such Promissory Note prior to the Closing of the Merger (the “Exit Fee”). Serve repaid the Promissory Notes and the Exit Fee upon the Closing of the Merger.

Outlook And Challenges Facing Our Business

There are a number of industry factors that affect our business which include, among others:

Overall Demand for Last Mile Delivery on Partner Platforms.

Our potential for growth depends significantly on continued demand for last-mile delivery of food and other items on our partner platforms. This demand can fluctuate based on various market cycles and weather and local community health conditions, as well as evolving competitive dynamics. Our largest stream of projected revenue comes from maximizing utilization of our robots to perform deliveries on our partner platforms. Matching algorithms on these platforms as well as the extent of their merchant and end-customer participation in robotic delivery directly impacts the utilization rate of our robots, both of which can be challenging to predict. These uncertainties make demand difficult to forecast for us and our partners.

Customer Concentration.

We currently have a limited number of customers. Sales to Uber represented 50% of our revenues for the year ended December 31, 2022, and if Uber were to breach, cancel, or amend our agreement, it may have an outsized effect on our revenue, cash on hand, and profitability. Our business development team is actively pursuing new delivery and branding customers to diversify our customer base.

Inflation and Market Considerations; Availability of Materials, Labor & Services.

We consider most on-demand purchases as discretionary spending for consumers, and we are therefore susceptible to changes in discretionary spending patterns and economic slowdowns in the geographic areas in which merchants on our partners’ platforms operate and in the economy at large. Discretionary consumer spending can be impacted by general economic conditions, unemployment, consumer debt, inflation, rising gasoline prices, interest rates, consumer confidence, and other macroeconomic factors. Inflation can lead to increased cost of material and labor for restaurants and merchants who may in turn raise prices on the item they sell and result in a reduction in demand for those items. To the extent inflation reduces economic activity and consumer demand for items we deliver, it could negatively impact our financial results. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and consumers’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets. It is important to note, however, that inflation can also serve as a tailwind that would accelerate the adoption of automated robotic last mile delivery as labor becomes more expensive and drives up the cost of delivery by humans.

Intellectual Property.

We rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities, and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality, and non-disclosure agreements, as well as other security measures are important. While we believe we have a strong patent portfolio and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.

Supply Chain Constraints.

The global supply shortage of electrical components, including semiconductor chips and other hardware components essential to the manufacturing and maintenance of our robots, continued to impact our supply chain throughout 2022. As a result, we experienced increases in our lead times and costs for certain components to build our robots. We cannot be sure whether global supply chain shortages will impact our future robot build plans. In order to mitigate supply chain risks, we would need to incur higher costs to secure available inventory and place non-cancellable purchase commitments with our suppliers, which could introduce inventory risk if our forecasts and assumptions prove inaccurate. Higher costs of components would impact our cash runway and delays in the manufacturing of our robots would push out our revenue forecasts.

Governmental and Regulatory Conditions.

Our potential for growth depends on continued permission and acceptance by local governments and municipalities where our robots perform deliveries. Changes in regulations such as the imposition of a cap on the number of robots or technical requirements such as robot size and weight restrictions or limitations on autonomy within a certain geographic area could reduce or limit our ability to generate revenues and/or impact our unit economics in those markets.

Future Prospects.

We anticipate that we will continue to experience operating losses in 2023 and 2024 as we seek to implement our long-term strategic plan, using the net proceeds from the Offering to accelerate our development through increased research and development spending, scale our robotic fleet, expand our sales and business development efforts, and increase our overall headcount in order to achieve efficiencies through scaled growth. Our goal over the next two years is to scale our operating fleet by a factor of 10 and expand our geographic coverage to new markets beyond our current operating area in Los Angeles. With such an increase, we anticipate proportional increases in capital costs, overhead, and operating expenses. We aim to initially achieve profitability in 2025, with increased profitability thereafter; however, doing so is dependent upon numerous factors, including the development of revenues, general business and economic conditions, and other risks and uncertainties, including those listed under the caption “Risk Factors.”

Components of Results of Operations

Revenue

Our revenue currently consists of (1) delivery revenues and (2) revenues from branding.

Operating Expenses

Cost of revenue. Cost of revenue consists of (1) robot costs (depreciation and lease costs), (2) headcount from operations, and (3) software & network related costs. We expect our cost of revenue to increase proportionately with increases in revenue.

Research and Development. Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and costs associated with first generation robots and design, testing, and repair of our robots. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to moderately increase.

Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and associated travel costs. Sales and marketing expenses also include costs associated with our support of business development efforts. We expense sales and marketing expenses as incurred. We expect sales and marketing expenses to increase in future periods as we increase our sales and expand our business development and marketing organization.

General and Administrative. General and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, and accounting services, allocations of overhead costs, such as rent, facilities, and information technology, and amortization of our intangible assets. We expect general and administrative expenses to increase in future periods due to additional legal, accounting, insurance, investor relations, and other costs associated with being a public company, as well as other costs associated with growing our business.

Interest Expense

Interest expense consists primarily of interest associated with our debt with Silicon Valley Bank and equipment financing lease with Farnam Street Financial, Inc (“Farnam Street”).

Changes in Fair Value of future equity obligations

Changes in the fair value of the simple agreements for future equity related to updated assumptions and estimates are recognized within the statements of operations.

Other Income, Net

Other income, net of other expenses, consists primarily of income generated from our interest-bearing deposit account.

Income Tax Expense

Income tax expense consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business.

Results of Operations

The following table sets forth our summarized consolidated financial information for the periods indicated:

	Six Months Ended
	June 30,
	2023	2022

Revenues	$102,261	$27,356
Cost of revenues	758,628	379,681
Gross loss	(656,367)	(352,325)

Operating expenses:
General and administrative	1,986,806	1,713,452
Operations	1,114,335	874,407
Research and development	4,208,634	6,013,467
Sales and marketing	362,718	278,098
Total operating expenses	7,672,493	8,879,424

Loss from operations	(8,328,860)	(9,231,749)

Other income (expense), net:
Interest expense, net	(538,606)	(14,917)
Change in fair value of simple agreements for future equity	(1,236,912)	4,506
Total other income (expense), net	(1,775,518)	(10,411)

Provision for income taxes	-	-
Net loss	$(10,104,378)	$(9,242,160)

Weighted average common shares outstanding - basic and diluted	8,311,602	8,701,369
Net loss per common share - basic and diluted	$(1.22)	$(1.06)

Revenues increased $74,905 to $102,261 for the six months ended June 30, 2023 from $27,356 for the same period in 2022. The increase is due primarily to the larger fleet size and platform-level integration with Uber Eats. In 2022, we entered into a multi-year contract with Uber, pursuant to which we can deploy up to 2,000 robots on their platform.

Cost of revenues increased $378,947 to $758,628 for the six months ended June 30, 2023, compared with $379,681 for the same period in 2022, due primarily to the larger scale of the fleet operated.

General and administrative expenses increased $273,354 to $1.99 million for the six months ended June 30, 2023, from $1.71 million for the same period in 2022, due primarily to an increase in headcount to support growth of the company.

Operations expenses increased $239,928 to $1.11 million for the six months ended June 30, 2023, from $874,407 for the same period in 2022, due primarily to servicing the larger scale of the fleet.

Research and development expense, which represents 54.9% and 67.7% of our total operating expenses for the six months ended June 30, 2023, and 2022, respectively, decreased $1.80 million to $4.20 million for the six months ended June 30, 2023, from $6.01 million for the same period in 2022, due primarily to a reduction in workforce effective December 2022.

Sales and marketing expenses increased $84,620 to $362,718 for the six months ended June 30, 2023, compared with $278,098 in the same period in 2022, due primarily to an increase in headcount and public relations spend.

Operating expenses decreased $1.21 million to $7.67 million for the six months ended June 30, 2023, 2023 from $8.88 million for the same period in 2022, primarily due to the reduction in workforce effective December 2022.

Interest expense of $538,606 for the six months ended June 30, 2023, is related to the debt from Silicon Valley Bank and the amortization of debt discount. Interest expense of $14,917 for the six months ended June 30, 2022, is related to the Amortization of Debt Discount as the loan contract with Silicon Valley Bank was entered into in March 2022.

The change in fair value of simple agreements for future equity was an expense of $1.24 million for the six months ended June 30, 2023, compared with other income of $4,506 for the six months ended June 30, 2022. The increase in expense was attributed to the underlying assumptions on the outstanding SAFEs.

Net losses were $10.10 million and $9.24 million for the six months ended June 30, 2023, and 2022, respectively. The increase in net loss was primarily attributable to an increase in other expenses, mainly the change in fair value of simple agreements for future equity, which was offset slightly by the decrease in overall operating costs.

Key metrics

We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	Six Months Ended June, 2023	Year Ended December 31, 2022
Key Metrics
Daily Active Robots	25	12
Daily Supply Hours	169	66

Daily Active Robots: We define daily active robots as the average number of robots performing daily deliveries during the period. Daily active robots reflect our operation team’s capacity to have active robots in the field performing deliveries and/or generating branding revenues. We closely monitor and strive to increase our daily active robots efficiently as we improve our autonomy and resultant human-to-robot ratios and increase the number of merchants and brand advertisers on our platform.

Daily Supply Hours: We define daily supply hours as the average number of hours our robots are ready to accept offers and perform daily deliveries during the period. Supply hours represent the aggregate number of robot hours per day during which we can utilize our robots for delivery. Supply hours increase as we add active robots and increase the operating window of those robots in a day. We closely monitor and strive to efficiently increase our fleet’s daily supply hours.

Liquidity and Capital Resources

Net cash generated by financing activities is our primary source of liquidity. As of June 30, 2023, we had current assets of $1.06 million and current liabilities of $8.35 million, which included $18,912 in cash and cash equivalents.

We plan to raise additional working capital to fund operations through the issuance of stock to investors and/or issuance of notes payable. We believe, but there is no assurance, that the net proceeds of approximately $10.0 million from the initial closing of the Offering and our existing cash and cash equivalents will be sufficient to fund our current operating plans for the short term.

Our ability to continue as a going concern is dependent on our ability to raise adequate capital to fund operating losses until we can generate liquidity from our business operations. To the extent sufficient financing is not available, we may not be able to, or may be delayed in, developing our offerings and meeting our obligations. We will continue to evaluate our projected expenditures relative to our available cash and evaluate financing alternatives in order to satisfy our working capital and other cash requirements.

Cash Flows

As of June 30, 2023, our cash and cash equivalents were $18,912. The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,
	2023	2022
Net cash (used in) provided by:
Operating activities	$(6,590,205)	$(13,952,943)
Investing activities	0	(473,298)
Financing activities	3,893,398	14,085,000
(Decrease) increase in cash and cash equivalents excluding effect of foreign exchange rate changes	$(2,696,807)	$(341,241)

Operating Activities

Net cash used in operating activities was $6.59 million and $13.95 million for the six months ended June 30, 2023, and 2022, respectively. The decrease of $7.36 million was attributable primarily to reduction in inventory purchases in the first half of 2023, stabilization of costs for general operations, and non-cash activity in 2023.

Investing Activities

Net cash used in investing activities was $0 and $473,298 for the six months ended June 30, 2023, and 2022, respectively. Cash used in investing activities in the six months ended June, 2022 was primarily attributable to security deposits for leased office space and equipment financing.

Financing Activities

Net cash provided by financing activities was $3.90 million and $14.09 million for the six months ended June 30, 2023, and 2022, respectively. Net cash provided by financing activities during the six months ended June 30, 2023, was primarily related to proceeds from simple agreements for future equity. Net cash provided by financing activities during the six months ended June 30, 2022, was primarily attributable to proceeds from simple agreements for future equity. The decrease of $10.19 million was primarily attributable to a decrease in proceeds from simple agreements for future equity.

Indebtedness

In March 2022, we entered into a term loan with Silicon Valley Bank for gross proceeds of $2.5 million with a maturity date of March 1, 2025. The loan accrues interest at the greater of 3.25% or prime rate. Principal payments commenced on October 1, 2022, and the loan is repayable in 30 installments of principal and accrued interest.

We also entered into an equipment financing lease agreement with Farnam Street in June 2022, commencing November 2022, for the cost of building robots, calling for 24 monthly payments of approximately $189 thousand based on an expected total cost of $4.46 million of robot parts and manufacturing costs.

Contractual Obligations and Commitments

The following is a summary of our significant contractual obligations as of December 31, 2022.

	Within One Year	More than One Year and Less than Three Years	More than Three Years and Less than Five Years	More than Five Years	Total
Operating lease obligations	$483,186	$742,759	$-	$-	$1,225,945
Loan Financing Facility	1,000,000	1,250,000	-	-	2,250,000
Equipment Financing Facility	2,214,348	1,862,980	-	-	4,077,328
Total	$3,697,534	$3,855,739	$-	$-	$7,553,273

On December 31, 2021, the company entered into a strategic supply agreement with a manufacturer of component parts used for the Company’s robot assets. The agreement calls for a minimum of $2.3 million in purchases over a two-year period ending December 2023. At the end of the two-year period, the vendor may invoice the Company for any shortfall in orders.

The company has minimum spend agreements related to simulation software and storage services. The purchase commitments extend for a period of two to three years.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

Our consolidated financial statements and the related notes thereto included in this Report are prepared in accordance with United States generally accepted accounting principles. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606 – Revenue from Contracts with Customers (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

To date, the Company has generated initial revenues from its delivery services as well as branding fees. For delivery services, the Company satisfies its performance obligation when the delivery is complete, which is the point in time control of the delivered product transfers to the customer. The Company recognizes branding fees over time as performance obligations are completed over the term of the agreement.

Lease Recognition

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022, and did not require retrospective medication.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)	there is an identified asset;

(ii)	the Company obtains substantially all of the economic benefits of the asset; and

(iii)	the Company has the right to direct the use of the asset.

The Company’s operating lease agreements include office and warehouse space. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on its balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expenses in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.